Exhibit 11.1

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Computation of Earnings Per Common Share
For the Years Ended December 31, 1995, 1996 and 1997


                                                                       1995          1996            1997
                                                                       ----          ----            ----
Basic Earnings
              Net income before minority interest
                in earnings of consolidated
                subsidiary                                              602,164       4,006,117       2,453,330

              Minority interest in earnings of
                consolidated subsidiary                                (55,632)       (241,401)        (55,883)
                                                                   ------------   -------------   -------------
              Net income available to Common                            546,532       3,764,716       2,397,447
                                                                        =======        ========        ========

Basic Shares
              Weighted average number of Common
                Shares outstanding                                    8,327,495       8,803,941      10,649,766
                                                                       ========        ========        ========



Basic Earnings per Common Share
              Net income available to Common                               0.07            0.43            0.23
                                                                          =====           =====           =====

Diluted Earnings
              Net income before minority interest
                in earnings of consolidated
                subsidiary                                              602,164       4,006,117       2,453,330

              Minority interest in earnings of
                consolidated subsidiary                                (55,632)       (241,401)        (55,883)

              Plus interest expense attributable
                to Debentures, net of related income
                taxes                                                     9,059         558,775         202,635
                                                                   ------------   -------------   -------------
              Net income available to Common                            555,591       4,323,491       2,600,082
                                                                        =======        ========        ========

Diluted Shares
              Weighted average number of Common
                Shares outstanding                                    8,327,495       8,803,941      10,649,766
              Effect of dilutive securities:
                Of shares underlying options                            330,407         371,393         350,066
                Of shares underlying convertible
                   Debentures                                            41,331       2,650,119       1,001,108
                                                                   ------------   -------------   -------------
              Diluted Shares                                          8,699,233      11,825,453      12,000,940
                                                                        =======        ========        ========


Diluted Earnings per Common Share
              Net income                                                   0.06            0.37            0.22
                                                                          =====           =====           =====

Dilution factor: diluted EPS/basic EPS                                0.9731348     0.854991263     0.962415992

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